Exhibit 10.6
PART-TIME EMPLOYMENT AND
CONFIDENTIALITY AGREEMENT
     THIS EMPLOYMENT AND CONFIDENTIALITY AGREEMENT (the “Agreement”) is made and entered into effective as of the 31st day of March, 2008 by and between the following:
     (a) BASIC EARTH SCIENCE SYSTEMS, INC. (the “Company”) whose address for purposes of this Agreement is 633 17TH Street, Suite 1645, Denver, Colorado 80202-3625; and
     (b) Joseph B. Young (the “Consultant”) whose address for purposes of this Agreement is XXXX.
Recitals:
     A. The Company desires to hire the Consultant to assist the Company in the performance of the various financial and accounting matters as set forth herein; and
     B. The Consultant desires to be hired and employed by the Company on a part-time basis, all in accordance with the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual agreements and undertakings provided for herein, the parties agree as follows:
I. EMPLOYMENT.
     1.1 Employment. The Company agrees to hire and employ the Consultant on a short-term and part-time basis, and Consultant hereby accepts such short-term employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 1.4 (the “Employment Period”).
     1.2 Position and Duties.
     (a) During the Employment Period, Consultant shall act as Interim Principal Accounting Officer for the Company with respect to its financial and accounting matters related to all aspects of the Company’s business and financial affairs. Without limiting the foregoing, the Consultant, in his capacity as Interim Principal Accounting Officer, shall focus upon and perform the following:
     (i) review, organize, arrange and assist in the categorization, storage, placement and other dealings with the financial, accounting and other business documents previously handled and maintained by David Flake, former Chief Financial Officer of the Company, prior to his resignation;
     (ii) assist in the preparation, drafting and completion of the Company’s periodic reports as filed with the Securities and Exchange Commission including, without limitation, the Company’s Form 10-KSB for the year ended at March 31, 2008;
     (iii) Perform such other tasks and matters as the President of the Company or the Board of Directors of the Company shall, from time to time, assign to the Consultant.
     (b) The Consultant shall devote his best efforts and devote all of his time and attention when working for and on behalf of the Company. Consultant shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. The Company acknowledges that, since the Consultant works part time for two other public companies, the Consultant will not work exclusively for the Company during the Employment Period as set forth herein.
     1.3 Salary, Bonus and Benefits.
     (a) Consultant’s compensation (the “Compensation”) shall be based on an hourly rate of $60.00 per hour, for each hour expended in connection with performing duties and tasks as set forth in this Agreement. Consultant shall keep record of his time spent working on Company matters and shall submit to the Company periodic reporting of such time as the Company shall require. A rough estimate of the hours the Company expects this project to consume, by month, is as follows:

April 2008	80 to 100 hrs
May 2008	160 to 200 hrs
June 2008	120 to 150 hrs
     (b) The Consultant shall be paid a bonus in the amount of $4,000 provided that: (i)the Consultant does not terminate this Part Time Employment Agreement prior to the end of the Employment Period; (ii)the Consultant shall execute all certifications required of a Principal Accounting Officer in connection with the filing of the Company’s Form 10-KSB for the year ended at March 31, 2008, and (iii) the Company’s Form 10-KSB for the year ended at March 31, 2008 is timely filed with the Securities and Exchange Commission. The bonus, if earned, shall be paid to the Consultant within two (2) business days after the Form 10-KSB is filed with the Securities and Exchange Commission.
     (c) During the Employment Period, the Consultant, as a part-time consultant, shall not be entitled to receive any of the benefits for which other employees of the Company are generally eligible or entitled to receive.
     (d) The Company shall reimburse (or cause to be reimbursed) Consultant for all pre-approved reasonable out-of-pocket expenses, including parking, incurred in the course of performing his duties under this Agreement upon completion of an expense report in accordance with the Company’s reimbursement, reporting and documentation policies in effect from time to time with respect to travel, entertainment and other business expenses.
     1.4 Term.
     (a) The Employment Period shall end on July 15, 2008, or such earlier date on which the Company’s Form 10-KSB for the year ended March 31, 2008 is filed. The Employment Period shall be subject to earlier termination (i) by consent of the parties, or (ii) upon two weeks advance written notice from one party to the other party.
     (b) Consultant hereby agrees that no severance compensation shall be payable in the event that the Employment Period is terminated as provided for herein, and Consultant waives any claim for severance compensation for services performed pursuant to this Agreement.
II. OTHER AGREEMENTS.
     2.1 Confidential Information. Consultant acknowledges that the information, observations and data obtained while employed by the Company concerning the business or affairs of the Company that are not generally available to the public other than as a result of the breach of this Agreement by the Consultant (“Confidential Information”) are the property of the Company. Consultant agrees not to disclose to any unauthorized person or use for their own account any Confidential Information without the prior written consent of the Company unless, and in such case only to the extent that, such matters become generally known to and available for use by the public other than as a result of Consultant’s acts or omissions to act.

Notwithstanding the foregoing, in the event Consultant becomes legally compelled to disclose Confidential Information pursuant to judicial or administrative subpoena or process or other legal obligation, Consultant may make such disclosure only to the extent required, in the opinion of counsel for Consultant, to comply with such subpoena, process or other obligation. Consultant shall, as promptly as possible and in any event prior to the making of such disclosure, notify the Company of any such subpoena, process or obligation and shall cooperate with the Company in seeking a protective order or other means of protecting the confidentiality of the Confidential Information. Consultant shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may reasonably request, all memoranda notes, plans, records, reports, customer lists, teaching materials and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company which she may then posses or have under their control.
     2.2 No Derogatory Statements. Consultant agrees that he shall not make any derogatory statements or comments concerning the Company and any of its current or former officers or employees.
     2.3 Survival. Sections 2.1 and 2.2 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of the Employment Period.
     2.4 Enforcement. The parties acknowledge and agree that the breach of Sections 2.1 and 2.2 would constitute real and immediate harm to the Company which harm is irreparable, immediate and a harm for which monetary damages would be an inadequate remedy. Accordingly, the parties agree that the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief to enforce, or prevent any violation of, the provisions hereof.
     2.5 Future Endeavors. Upon successful completion of services provided for under this Agreement, the Consultant will be considered for further work with the Company, as may be negotiated and mutually determined by the parties at that time. The Consultant acknowledges that there are no assurances that further work will be forthcoming with the Company after the termination of this Agreement.
III. REPRESENTATIONS AND WARRANTIES.
     3.1 Representations of the Company. The Company represents and warrants as follows with each representation being material and being relied upon by the Consultant:
     (a) Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to carry on its business.
     (b) Full Authority. The Company has full legal right, power and authority to execute and deliver this Agreement, and to carry out the transactions contemplated hereby. All corporate or other actions required to be taken by the Company to authorize the execution, delivery and performance of this Agreement have been duly and properly taken.
     (c) Binding Obligation. This Agreement has been duly executed and delivered and is a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar debt relief legislation affecting the rights of creditors generally and subject to the application of general principles of equity.
     (d) No Contravention. The execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound.
     3.2 Representations of the Consultant. The Consultant represents and warrants as follows with each representation being material and being relied upon by the Company:

     (a) Binding Obligation. This Agreement has been duly executed and delivered and is a valid and binding obligation of the Consultant, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar debt relief legislation affecting the rights of creditors generally and subject to the application of general principles of equity.
     (b) No Contravention. The execution, delivery and performance of this Agreement by the Consultant does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Consultant is a party or by which it is bound.
     (c) No Other Restrictions. Consultant is not a party to or bound by any employment agreement, non-compete agreement or any other restriction with any other person or entity which may in any manner whatsoever restrict or otherwise limit the Consultant’s performance under the terms of this Agreement.
IV. GENERAL PROVISIONS.
     4.1 Notices. All notices hereunder shall be delivered in person or sent by certified or registered mail, return receipt requested, addressed to the parties at their respective addresses set forth above (except that any person may from time to time give notice changing his address for that purpose) and such notice shall be deemed received three (3) days after deposit thereof, so addressed, postage prepaid, in the United States mail or overnight courier.
     4.2 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties concerning the subject matter hereof and supersedes any and all prior negotiations, understandings or agreements in regard thereto.
     4.3 Severability. If any provision of this Agreement or the application thereof is held to be invalid, illegal or unenforceable, the remainder of this Agreement and the application thereof shall not be affected thereby and shall continue in full force and effect and shall be enforceable to the fullest extent permitted at law or in equity.
     4.4 Amendment. This Agreement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the parties sought to be charged with such amendment or waiver.
     4.5 Applicable Law. This Agreement shall be construed in accordance and governed by the laws of the State of Colorado.
     4.6 Attorney’s Fees. If either party commences proceedings against the other for specific performance, for damages for breach of the terms of this Agreement or to otherwise enforce any remedy hereunder, the prevailing party shall be entitled to recover from the other party any and all costs and expenses, including reasonable attorney’s fees, as may be incurred.
     4.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns.
     4.8 Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe and describe the scope or intent of such sections nor in any way affect this Agreement.
     4.9 Waiver. All rights and remedies of any person under this Agreement are cumulative and are not exclusive of any other rights and remedies provided by law. No delay or failure on the part of any person in the exercise of any right or remedy arising under this Agreement shall operate as a waiver of any subsequent right or remedy subsequently arising under this Agreement.

     4.10 Counterparts; Facsimile Execution.This Agreement may be executed in any number of counterparts, each of which shall be considered an original hereof. This Agreement may be executed in counterparts by original or telefax signatures, and all counterparts of this Agreement which are executed by telefax signature shall be valid and binding as original signatures for all purposes (evidentiary or otherwise).
     IN WITNESS WHEREOF, this Agreement has been executed on the date first above written.

COMPANY:
BASIC EARTH SCIENCE SYSTEMS, INC.
By	/s/ Ray Singleton
Ray Singleton, President

CONSULTANT:
By	/s/ Joseph B. Young
Joseph B. Young